Citibank Credit Card Issuance Trust
Preliminary Term Sheet dated June 14, 2007
$[            ] [    ]% Class 2007-A5 Notes of June 2010
(Legal Maturity Date June 2012)

           The issuance trust proposes to issue and sell Class 2007-A5 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated February 5, 2007, as supplemented.  The offered Class A Notes will have substantially the same terms and underwriting arrangements as the Class 2007-A3 Notes described in the prospectus supplement dated June 8, 2007 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$[ ]
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest Rate:	[ ]% per annum
Expected Principal Payment Date:	June 22, 2010
Legal Maturity Date:	June 22, 2012
Expected Issuance Date:	June 22, 2007
Date Interest begins to accrue:	Issuance Date
Interest Payment Dates:
22nd day of each June and December, beginning December 2007; provided, however, that if an event of default or early redemption event occurs with respect to these Class A notes, or if these Class A notes are not paid in full on the expected principal payment date, the issuance trust will begin making payments on the 22nd day of every month

Price to Public:	$[ ] (or [ ]%)
Underwriting Discount:	$[ ] (or [ ]%)
Proceeds to issuance trust:	$[ ] (or [ ]%)
Underwriters and allocations:	Citi, $[ ] Banc of America Securities LLC, $[ ] Barclays Capital, $[ ] Credit Suisse, $[ ] Lehman Brothers, $[ ]
Underwriters' Concession:	[ ]%
Reallowance Concession:	[ ]%
Interest Rate Swap:	The issuance trust does not intend to enter into an interest rate swap
Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of these Class A notes
Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of these Class A notes
Maximum Class C Note Subordination:	An amount equal to7.97721% of the initial dollar principal amount of these Class A notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:
As of June 14, 2007, there were 68 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $62,415,249,918, consisting of:
Class A notes                                $54,690,249,918
Class B notes                                $  3,150,000,000
Class C notes                                $  4,575,000,000

As of June 14, 2007, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries was 5.44% per annum, consisting of:
          Class A notes                                5.41% per annum
          Class B notes                                5.48% per annum
          Class C notes                                5.84% per annum

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  The file number of the issuance trust's registration statement is 333-131355.  Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.